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                                                                    EXHIBIT 10.1

                                                                  Execution Copy



 PURCHASE PRICE ADJUSTMENT SETTLEMENT AGREEMENT AND UNCONDITIONAL MUTUAL RELEASE

                  This Purchase Price Adjustment Settlement Agreement and Unconditional Mutual Release (this "Agreement") is entered as of February 12, 2003 by and among MILACRON INC., a Delaware corporation ("Parent"), Milacron B.V., a company organized under the laws of the Netherlands ("Milacron B.V." and together with Parent, "Seller") and Kennametal Inc., a Pennsylvania corporation ("Purchaser"). Terms used but not defined herein shall have the meanings assigned to them in the Stock Purchase Agreement dated as of May 3, 2002 between Seller and Purchaser (the "Stock Purchase Agreement").

         WHEREAS, Parent, Milacron B.V. and Purchaser are parties to the Stock Purchase Agreement pursuant to which Purchaser purchased all the outstanding ordinary shares of Milacron Metalworking Technologies GmbH, Widia Netherland B.V., Milacron Iberica S.L., Milacron U.K. Ltd., Milacron France SAS and Widia Italia S.r.l., on August 30, 2002 (the "Closing Date") for the Purchase Price of E188,282,202;


         WHEREAS, Section 1.04(c) of the Stock Purchase Agreement provides that the Purchase Price shall be increased by the amount by which Closing Net Assets exceed E126,865,000 (the "Reference Net Assets"), and the Purchase Price shall be decreased by the amount by which Closing Net Assets are less than the Reference Net Assets; and

         WHEREAS, on October 29, 2002, pursuant to Section 1.04(a) of the Stock Purchase Agreement, Seller delivered to Purchaser the Statement setting forth Closing Net Assets; and on November 25, 2002, pursuant to Section 1.04(b) of the Stock Purchase Agreement, Purchaser delivered to Seller a Notice of Objection to Seller's computation of Closing Net Assets.

         NOW, THEREFORE, for and in consideration of the mutual promises and undertakings set forth below, and intending to be legally bound hereby, Seller and Purchaser hereby agree as follows:

         1. Purchase Price Adjustment.

            (a) In full and final settlement of all Purchaser's objections set forth in Purchaser's Notice of Objections, Seller and Purchaser hereby agree that (i) Closing Net Assets are equal to E107,884,000 and that such determination is final and binding, (ii) the Reference Net Assets exceed the Closing Net Assets by the amount of E18,981,000 (the "Adjustment Amount") and
(iii) the Adjusted Purchase Price shall be equal to E169,301,202 in accordance with Section 1.04(c) of the Stock Purchase Agreement. In accordance with the terms of the Stock Purchase Agreement, Seller is obligated to pay to Purchaser as a purchase price adjustment an amount equal to the Adjustment Amount together with E281,551.50, representing interest thereon at a rate equal 3% per annum, from the Closing Date to the Payment Date (as defined below).



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The Adjustment Amount and interest thereon are sometimes hereinafter referred to as the "Purchase Price Adjustment Amount".

            (b) Purchaser and Seller agree that Purchaser is obligated to pay to Seller an amount equal to E400,820 (the "Intercompany Receivables Amount"), representing the net amount of the obligations that Purchaser and Seller are obligated to settle pursuant to Section 5.20(b) of the Stock Purchase Agreement, the calculation of which is set forth on Exhibit A hereto.

            (c) In satisfaction of the amounts owed by Seller and Purchaser set forth in paragraphs (a) and (b) of this Section, Seller shall pay to Purchaser an amount of E18,861,731.50 (the "Net Payment Amount"), equal to (i) the Purchase Price Adjustment Amount, minus (ii) the Intercompany Receivables Amount.

         2. Payment to Purchaser. Seller shall pay to Purchaser the Net Payment Amount by wire transfer of immediately available funds to the following account:

                  Bene:        J.P. Morgan Europe Limited, London (CHASGB22)
                  Bank:        J.P. Morgan AG, Frankfurt
                  Swift:       CHASDEFX
                  Acct#:       6001600037
                  Ref:         Milacron payment to Kennametal Inc.

Seller shall pay the Net Payment Amount no later than February 24, 2003 (the date of such payment, the "Payment Date").

         3. Mutual Release of Claims.

            (a) Effective immediately upon payment of the Net Payment Amount,
(i) Each of Seller and Purchaser agrees that payment of the Net Payment Amount by Seller shall constitute full and final satisfaction of all of Seller's and Purchaser's obligations under Section 1.04(c) of the Stock Purchase Agreement, and (ii) each of Seller and Purchaser agrees that neither Seller nor Purchaser shall have any further rights or obligations under Section 1.04(c) of the Stock Purchase Agreement. Purchaser and Seller expressly ratify and confirm the provisions of the final sentence of Section 1.04(b)(2) of the Stock Purchase Agreement, and Purchaser agrees that it will not make any claim against Seller in respect of any post-Closing Purchase Price adjustment.

            (b) Effective immediately upon payment of the Net Payment Amount,
(i) each of Seller and Purchaser agrees that payment of the Net Payment Amount by Seller shall constitute full and final satisfaction of all of Seller's and Purchaser's obligations under Section 5.20(b) of the Stock Purchase Agreement, and (ii) each of Seller and Purchaser agrees that neither Seller nor Purchaser shall have any further rights or obligations under Section 5.20(b) of the Stock Purchase Agreement.

            (c) Effective immediately upon payment of the Net Payment Amount, Purchaser hereby unconditionally releases Seller and its affiliates, successors and assigns and each of their respective officers, directors, employees, stockholders, agents and


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representatives (collectively, the "Seller Parties") from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, covenants, contracts, agreements, promises, damages, claims and demands whatsoever with respect to any matter that Purchaser raised in the Notice of Objection.
Purchaser agrees that it will not assert or pursue any claim (including any claim under the Stock Purchase Agreement) against any Seller Party with respect to any matter that Purchaser raised in the Notice of Objection.

            (d) Effective immediately upon payment of the Net Payment Amount, Seller acknowledges and agrees that payment of the Net Payment Amount to Purchaser under this Agreement does not result in any Loss to any Seller Indemnitee under the Stock Purchase Agreement.

         4. Obligations to Jeff Barrett. Effective immediately upon payment of the Net Payment Amount, Purchaser agrees (a) that Seller shall have no liability for any obligation of any Seller Entity, Acquired Company or any subsidiary thereof (together, the "Preclosing Seller Entities") to Jeff Barrett arising under the employment letter dated December 5, 2000, between Jeff Barrett and Parent (the "Employment Letter") and (b) that Purchaser shall indemnify and hold harmless the Seller Parties for all liability for all obligations to Jeff Barrett arising under the Employment Letter, in each case other than obligations of Preclosing Seller Entities to Jeff Barrett for compensation earned prior to the Closing Date.

         5. Purchaser's Representation and Warranty. Purchaser hereby represents and warrants to Seller that, except as set forth on Schedule 5, to Purchaser's Actual Knowledge there exist no facts, conditions or circumstances that, individually or in the aggregate, could reasonably be expected to form the basis of a claim against any Seller Party by any Purchaser Indemnitee under the Stock Purchase Agreement. For purposes of the previous sentence "Actual Knowledge" means the actual knowledge of Timothy A. Hibbard, Stanley B. Duzy, David W. Greenfield or Wayne Moser. Purchaser and Seller acknowledge and agree that the inclusion of any matter on Schedule 5 shall not constitute an agreement on the part of Seller that such matter does, or is of the type that could, give rise to a valid claim under the Stock Purchase Agreement or a waiver of the Seller's right to dispute any claim made in respect of such matter.

         6. Entire Agreement. This Agreement, including the Exhibit hereto and the Schedule hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes any previous agreements and understandings between the parties with respect to such matters. Except as expressly set forth herein and therein, the Stock Purchase Agreement is hereby ratified and confirmed in all respects.

         7. Section Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

         8. Incorporation by Reference. The recitals to this Agreement are hereby incorporated by reference.


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         9. Governing Law. This Agreement and any disputes arising under or related thereto (whether for breach of contract, tortious conduct or otherwise) shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of laws principles.

         10. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person or by telecopier, receipt acknowledged, to the other parties hereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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         IN WITNESS WHEREOF, the parties, hereunto duly authorized and having all necessary power and capacity therefor, have executed this Agreement as of the date first above written.

                          MILACRON INC.


                          By:  /s/ Ronald D. Brown
                             ---------------------------------------------------
                          Name:  Ronald R. Brown
                          Title: Chairman and Chief Executive Officer


                          MILACRON B.V.


                          By:  /s/ Gerard van Deventer
                             ---------------------------------------------------
                          Name:  Gerard van Deventer
                          Title: Managing Director



                          KENNAMETAL INC.


                          By:  /s/ David W. Greenfield
                             ---------------------------------------------------
                          Name:  David W. Greenfield
                          Title: Vice President, Secretary and General Counsel